Exhibit 99.1

September 30, 2020

Dominion Energy Provides Update on Closing of Gas Transmission, Storage Assets Sale
and Status of Share Repurchases

•	Transaction with Berkshire Hathaway Energy, exclusive of Questar Pipelines, expected to close Nov. 1
•	Subsequent closing of sale of Questar Pipelines, awaiting HSR clearance, expected in early 2021
•	Company continues to expect total share repurchases of at least $3 billion; completion in early 2021
•	Efforts to date include over $500 million of open market share repurchases and execution of $1.5 billion accelerated share repurchase program that will run into December
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Company expects 2020 operating earnings (normalized for weather) to be in the top half of the guidance range based on strong performance year-to-date; affirms all other operating earnings and dividend guidance

RICHMOND, Va. – Dominion Energy (NYSE: D) today provided several updates related to the pending sale of its gas transmission and storage assets to an affiliate of Berkshire Hathaway Inc. (NYSE: BRK.A).

Transaction closing

Dominion Energy expects its transaction with Berkshire Hathaway Energy, exclusive of Questar Pipelines, to close around November 1, 2020.  As consideration for that transaction, Dominion Energy will receive approximately $2.7 billion in cash and transfer $5.3 billion of existing Dominion Energy Gas Holdings (“DEGH”) related indebtedness to the buyer at closing.

Dominion Energy expects to complete the sale of Questar Pipelines to Berkshire Hathaway Energy upon receipt of Hart-Scott-Rodino (“HSR”) clearance in early 2021.  As consideration for that transaction, Dominion Energy would receive approximately $1.3 billion in cash and transfer around $430 million of existing Questar Pipelines indebtedness to the buyer.

Aggregate cash consideration and assumption of debt across the two anticipated closings is exactly equivalent to the original transaction terms announced on July 5, 2020.

This mutually agreed dual-phase closing is the result of updated timing expectations for receipt of the HSR clearance from the Federal Trade Commission (“FTC”) related exclusively to the sale of Questar Pipeline and Overthrust Pipeline (together with related entities, “Questar Pipelines”).  Given all closing conditions have been met with respect to non-Questar Pipelines assets included in the transaction, Dominion Energy and Berkshire Hathaway Energy have opted to move forward with an expeditious initial closing to be followed with a subsequent Questar Pipelines closing in early 2021.

As a result of the phased closing, Questar Pipelines and its associated debt will be removed from Dominion Energy Gas Holdings prior to the transfer of DEGH to Berkshire.  Berkshire Hathaway Energy, which is A-rated, has indicated it plans to support the existing credit profile of DEGH by foregoing the refinancing of some $1.2 billion of scheduled maturities over the next 12 months as well as consideration of other credit-enhancing measures including additional deleveraging past 2021, as needed.

Share repurchases

To date, Dominion Energy has completed over $500 million of open market repurchases as well as executed a $1.5 billion accelerated share repurchase program that will conclude in December.  When complete in early 2021, the Company continues to expect total share repurchases to be at least $3 billion.

2020 operating earnings per share guidance

Based on strong year-to-date performance, Dominion Energy now expects 2020 operating earnings per share, normalized for weather, to be in the top half of its $3.37 to $3.60 guidance range.  Dominion Energy is also affirming all other earnings and dividend guidance.  The dual-phase closing will not change the Company’s prior guidance with regard to treatment of assets being divested (inclusive of Questar Pipelines) as discontinued operations and excluded from operating earnings.

About Dominion Energy

More than 7 million customers in 20 states energize their homes and businesses with electricity or natural gas from Dominion Energy (NYSE: D), headquartered in Richmond, Va. The company is committed to sustainable, reliable, affordable and safe energy and to achieving net zero carbon dioxide and methane emissions from its power generation and gas infrastructure operations by 2050. Please visit DominionEnergy.com to learn more.

This release contains certain forward-looking statements, including 2020 operating earnings guidance and projected dividends for the remainder of 2020 and beyond which are subject to various risks and uncertainties. Factors that could cause actual results to differ include, but are not limited to: the expected timing and likelihood of completion of the proposed transaction with Berkshire Hathaway Energy; the risk that Dominion Energy or Berkshire Hathaway Energy may be unable to obtain necessary regulatory approvals for the transaction or required regulatory approvals may delay the transaction; the risk that conditions to the closing of the transaction may not be satisfied; the repurchase of less than $3 billion of Dominion Energy common stock through a share repurchase program; unusual weather conditions and their effect on energy sales to customers and energy commodity prices; extreme weather events and other natural disasters; extraordinary external events, such as the current pandemic health event resulting from COVID-19; federal, state and local legislative and regulatory developments; changes to federal, state and local environmental laws and regulations, including proposed carbon regulations; cost of environmental compliance; changes in enforcement practices of regulators relating to environmental standards and litigation exposure for remedial activities; capital market conditions, including the availability of credit and the ability to obtain financing on reasonable terms; fluctuations in interest rates; changes in rating agency requirements or credit ratings and their effect on availability and cost of capital; impacts of acquisitions, divestitures, transfers of assets by Dominion Energy to joint ventures, and retirements of assets based on asset portfolio reviews; receipt of approvals for, and timing of, closing dates for acquisitions and divestitures; changes in demand for Dominion Energy’s services; additional competition in Dominion Energy’s industries; changes to regulated rates collected by Dominion Energy; changes in operating, maintenance and construction costs; timing and receipt of regulatory approvals necessary for planned construction or expansion projects and compliance with conditions associated with such regulatory approvals; adverse outcomes in litigation matters or regulatory proceedings;  and the inability to complete planned construction projects within time frames initially anticipated. Other risk factors are detailed from time to time in Dominion Energy’s quarterly reports on Form 10-Q and most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

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CONTACTS:      Media: Ryan Frazier, (804) 836-2083 or C.Ryan.Frazier@dominionenergy.com

                   Financial analysts: Steven Ridge, (804) 929-6865 or Steven.D.Ridge@dominionenergy.com